LULULEMON ATHLETICA INC. ANNOUNCES LEADERSHIP CHANGE

VANCOUVER, British Columbia - November 9, 2017 - lululemon athletica inc. (NASDAQ: LULU) today announced that Lee Holman, Executive Vice President and Creative Director, has resigned for personal reasons. Mr. Holman will remain with the company until December 31, 2017.

“Over the last three years we’ve returned to being a design-led organization fuelled by innovation, at the intersection of function and fashion. We are thankful for Lee’s contribution during this journey. We’ve developed deep bench strength across the product organization and are excited to realize the powerful opportunities ahead of us as we connect with a growing collective of guests living an active, mindful lifestyle,” said lululemon CEO, Laurent Potdevin.

Potdevin added: “The strength of our performance reinforces our leadership in the market we created. I’m energized by the momentum in our business as we enter the holiday season and look forward to sharing the details of our third quarter performance and fourth quarter outlook on December 6th, 2017.”
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Contacts:

Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200

Media Contact:
Brunswick
Laura Buchanan/ Ash Spielgelberg
+44 797 498 2492/ (214) 205 -6805
or
Allison Reid, VP Corporate Communications
lululemon athletica
+44 7983 026340